EXHIBIT 23


                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




          The Board of Directors
          WLR Foods, Inc.:

          We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-27037 and No. 33-63364) and on Form S-3 ( No. 33-48293, No. 33-54692, and No. 33-63368) of WLR
          Foods, Inc. of our reports dated August 17, 1994, except Note 14 which is as of August 29, 1994, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 2, 1994 and July 3, 1993 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedules for each of the fiscal years in the three-year period ended July 2, 1994, which reports appear or are incorporated by reference in the July 2, 1994 annual report on Form 10-K of WLR Foods, Inc.


                                           KPMG PEAT MARWICK LLP

          Richmond, Virginia
          September 29, 1994